Exhibit 99.1

News For Immediate Release

Memorial Resource Development Corp. Announces Acquisition of Additional Acreage in

North Louisiana, Operational Update and Increased Borrowing Base

HOUSTON, September 21, 2015 – Memorial Resource Development Corp. (Nasdaq: MRD) today announced it has entered into separate transactions to acquire or lease certain acreage located adjacent to the Company’s existing operating areas in North Louisiana.

Since January 1, 2015, MRD has either added, acquired, agreed to acquire, or secured the option to lease, an additional 132,758 net acres in North Louisiana for a total of approximately $373.8 million, which assumes the full option lease exercise cost, through the following:

•	A definitive purchase and sale agreement to acquire a third-party’s acreage in Jackson and Lincoln Parishes, Louisiana;

•	An acreage option agreement to lease acreage in Bienville, Claiborne, Jackson and Lincoln Parishes, Louisiana; and

•	MRD’s continued organic leasing efforts in North Louisiana year-to-date 2015.

“I am excited about MRD’s acreage additions that further increase our exposure to one of the premier basins and some of the most prolific natural gas fields in the country,” said John Weinzierl, Chief Executive Officer of MRD. “These transactions are consistent with our strategy of expanding our already industry-leading position in North Louisiana. Based on our technical expertise, we believe the additional acreage will provide us additional opportunities to grow our inventory of over-pressured, horizontal, Lower Cotton Valley drilling projects.”

As of September 21, 2015, after giving effect to the acquisition described below, and assuming the full exercise of the option agreement, MRD had 215,771 gross (193,915 net) acres in and around the Terryville Field, which represents a 276% increase in net acres since its initial public offering (“IPO”) in June 2014.

	Historical		Pro Forma Acreage Position
	As of December 31, 2014		As of September 21, 2015
	Gross	Net	Gross	Net
Over-Pressured Lower Cotton Valley:
Terryville Complex	73,737	61,157	130,195	109,175
Third Party Acquisition	—	—	45,807	45,121
NLA Acreage Option	—	—	39,769	39,619

	73,737	61,157	215,771	193,915

Other:
Other Louisiana	49,198	44,291	13,048	7,833

Total Acres	122,935	105,448	228,819	201,748

Note: Pro Forma Acreage Position table gives effect to (1) acquisition by MEMP of certain assets from MRD in East Texas and non-core Louisiana in February 2015 in exchange for cash and certain properties in North Louisiana, (2) divestiture by MRD of certain properties in April 2015 to a third-party in Colorado and Wyoming and (3) MRD’s full exercise of the NLA Acreage Option, which allows MRD to lease acreage through February 2017, and the pending acquisition and organic leasing efforts noted above

Third-Party Acquisition

Today MRD entered into a definitive purchase and sale agreement with a third party to acquire approximately 45,807 gross (45,121 net) acres located in Jackson and Lincoln Parishes, Louisiana. This transaction, which is subject to customary closing conditions, is expected to close in the fourth quarter of 2015 and has an effective date of August 1, 2015.

The acquisition properties are located southeast of MRD’s current position in Terryville Field, in southern Lincoln and northern Jackson Parishes, Louisiana. The acquisition reservoirs contain over-pressured, multi-stacked pays exhibiting many similar geological characteristics found in Terryville Field including depositional environment, sediment source, lithology and depth. Additionally, the acquisition properties contain both over-pressured Upper Red and Lower Red pay intervals each ranging from 350 to 1,000 feet in thickness with equivalent pressure gradients and reservoir quality compared to Terryville Field. The acquisition properties also represent a highly contiguous acreage position in North Louisiana that is largely operated, which MRD believes makes it an excellent candidate for horizontal development.

Highlights from the transaction include:

•	Highly contiguous acreage position of approximately 45,121 net acres and high working interests in a large portion of MRD’s acquired acreage

¡	Expect one rig to be able to hold the acreage through production within 5 years

•	Similar geological characteristics to the Terryville Field

¡	Cotton Valley sandstone, over-pressured, multi-stacked pays

•	Approximately 588 gross identified potential horizontal drilling locations

¡	Adds to MRD’s already sizable horizontal drilling inventory through three primary intervals in the Lower Cotton Valley consisting of two Upper Red and one Lower Red zones

¡	Further upside potential associated with other Upper Cotton Valley, Lower Cotton Valley, Bossier and Smackover Gray Sand zones

MRD’s Continued Organic Leasing Efforts and Acreage Option Agreement to Lease Acreage in North Louisiana

MRD has continued to expand its extensive acreage position in North Louisiana since consolidating its IPO acreage position. Year-to-date, MRD’s acreage position in and around the Terryville Field has increased by approximately 42,294 net acres through its active organic leasing effort.

In addition to its organic leasing efforts, MRD announced today that it previously signed an acreage option agreement giving it the right, but not the obligation, to lease up to 39,619 net acres in Bienville, Claiborne, Jackson and Lincoln Parishes, Louisiana, from an undisclosed lessor, which option is exercisable through February 2017. If exercised, the option leases will be under primary term for up to four years after the option election date and carry additional extension provisions. In addition, the option leases represent large, contiguous acreage blocks primarily located in Jackson Parish that could further provide the opportunity to optimize drilling activities and add additional cross-unit lateral wells to MRD’s drilling inventory.

Operational Update

MRD has turned eight new pads to sales during the third quarter 2015 to-date. These pads included a total of 22 gross wells consisting of 17 Upper Red, 4 Lower Red and 1 Upper Deep Pink wells, which is in line with MRD’s previously announced guidance for completions during this time. In total, MRD expects to bring on line approximately 40 to 45 gross wells during 2015. As of September 15, 2015, MRD had a total of 79 horizontal wells producing from its four primary zones in the Terryville Field.

The following table provides additional detail related to MRD’s 19 gross horizontal wells added in the Terryville Field during July and August 2015(1):

Well	Wells Completed	Avg. Well Lateral Length (Feet)	Avg. Well 30-Day IP Rate (MMcfe/d)(2)	30-Day IP Rate Per Thousand Foot of Lateral	Avg. Peak 24- Hour Rate (MMcfe/d)(3)
Upper Red(4)	14	6,991	24.9	3.6	29.4
Lower Red	4	6,880	15.5	2.3	18.5
Upper Deep Pink	1	7,152	8.9	1.2	11.0

(1)	Does not include three wells associated with the Dowling (1-well) and Lewis (2-wells) pads brought to sales in September due to limited days on production

(2)	Average 30-day IP rates represent actual production rates incurred, which include various field and operational downtime events

(3)	Peak 24-hour rates represent the maximum 24-hour production rate reported within the 30-day IP rate period

(4)	Includes average 24-day IP for the Bellevue Timber pad (latest data available)

On September 10, 2015, MRD completed the one-well Dowling (27-34-HC-1) pad targeting the Upper Red zone that is located 7,620 feet northwest of the Louisiana Methodist Orphanage 2-11-HC1 (“LMO”) well. Initial flowback gas rates are encouraging, as the well has reported a 40.7 MMcfe/d peak 24-hour IP rate, which represents the best peak 24-hour rate drilled in the field to-date. Management anticipates providing a full thirty-day IP rate at a later date.

On August 20, 2015, MRD completed the two-well Bellevue Timber pad targeting the Upper Red zone and with laterals spaced approximately 775 feet apart. The Bellevue Timber 16 9HC-1 single-well achieved a peak 24-hour rate of 40.1 MMcfe/d, which represents the second best peak 24-hour rate drilled in the field to-date. As of September 15, 2015, the two-well pad has achieved a combined 24-day IP rate of 61.8 MMcfe/d.

Financial Update

MRD recently completed its mid-year reserves review and regularly scheduled semi-annual redetermination. The borrowing base under its senior secured revolving credit facility increased to $1.0 billion, from its previous borrowing base of $725.0 million. The increase in the borrowing base was effective September 18, 2015 and the next re-determination of the borrowing base utilizing year-end 2015 reserves is scheduled to occur in April 2016.

As of June 30, 2015, MRD had $560 million of available borrowing capacity. Pro forma for the acquisition expected to close in the fourth quarter and the mid-year redetermination, MRD expects to have over $550 million of available borrowing capacity. Following the close of that acquisition, MRD’s liquidity position is expected to be sufficient to finance anticipated working capital and capital expenditure requirements.

About Memorial Resource Development Corp.

Memorial Resource Development Corp. is an independent natural gas and oil company engaged in the acquisition, exploration and development of natural gas and oil properties in North Louisiana. For more information, please visit our website at www.memorialrd.com.

Forward-Looking Statements and Other Cautionary Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “will,” “plans,” “seeks,” “believes,” “estimates,” “could,” “expects” and similar references to future periods. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond MRD’s control. All statements, other than historical facts included in this press release, that address activities, events or developments that MRD expects or anticipates will or may occur in the future, including such things as MRD’s future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of MRD’s business and operations, plans, successful consummation of acquisitions and other transactions, market conditions, references to future success, references to intentions as to future matters and other such matters are forward-looking statements. All forward-looking statements speak only as of the date of this press release. Although MRD believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

MRD cautions you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond MRD’s control, incident to the exploration for and development, production, gathering and sale of natural gas and oil. These risks include, but are not limited to: commodity price volatility; inflation; lack of availability of drilling and production equipment and services; environmental risks; drilling and other operating risks; regulatory changes; the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital; and the timing of development expenditures. Information concerning these and other factors can be found in MRD’s filings with the SEC, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by MRD will be realized, or even if realized, that they will have the expected consequences to or effects on MRD, its business or operations. MRD has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

MRD has disclosed gross horizontal drilling locations in this press release in connection with the third party acquisition. The locations have been identified by MRD’s management based on its evaluation of applicable geologic and engineering data from historical drilling activities in the surrounding area. The locations on which MRD actually drills wells will ultimately depend upon the availability of capital, regulatory approvals, seasonal restrictions, oil and natural gas prices, costs, actual drilling results and other factors, and may differ from the locations currently identified.

Contact:

Memorial Resource Development Corp.

Hays Mabry – Manager, Investor Relations

(713) 588-8339

ir@memorialrd.com